EXHIBIT 3.1(b)
ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
WINSTON HOTELS, INC.
The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation.
1.	The name of the corporation is Winston Hotels, Inc. (the “Corporation”) .

2.	The Corporation’s Restated Articles of Incorporation are hereby amended by deleting Article 7 in its entirety.

3.	These Articles of Amendment were recommended to shareholders by the Board of Directors of the Corporation on March 14, 2005 and, pursuant to § 55-10-03 (e)(1) of the North Carolina Business Corporation Act, were duly adopted and approved by the affirmative vote of a majority of the shares of common stock of the Corporation entitled to vote at the 2005 Annual Meeting of Shareholders on May 3, 2005.

4.	These Articles of Amendment will be effective upon filing.
IN WITNESS WHEREOF, Winston Hotels, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer this 3rd day of August, 2005.

WINSTON HOTELS, INC.
By:	/s/ Joseph V. Green
Joseph V. Green
President and Chief Financial Officer